EXHIBIT 12.1



                                 XILINX, INC.
        STATEMENT OF COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                         (in thousands, except ratios)



                                                                Years  Ended  March  31,
                                                      1998      1997      1996     1995     1994
                                                    --------  --------  --------  -------  -------
Income before taxes and joint venture               $180,596  $165,758  $170,902  $94,845  $67,436
Add fixed charges                                     14,669    14,480     6,356    1,213    1,113
                                                    --------  --------  --------  -------  -------
    Earnings (as defined)                           $195,265  $180,238  $177,258  $96,058  $68,549
                                                    ========  ========  ========  =======  =======

Fixed charges
    Interest expense                                $ 13,041  $ 12,842  $  5,282  $   549  $   535
    Amortization of debt issuance costs                  871       882       363       --       --
    Estimated interest component of rent expenses        757       756       711      664      578
Total fixed charges                                 $ 14,669  $ 14,480  $  6,356  $ 1,213  $ 1,113
                                                    ========  ========  ========  =======  =======
Ratio of earnings to fixed charges                      13.3      12.4      27.9     79.2     61.6
                                                    ========  ========  ========  =======  =======
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